As filed with the Securities and Exchange Commission on February 14, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

WAITR HOLDINGS INC.

(Exact name of Registrant as specified in its charter)

Delaware	26-3828008
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

844 Ryan Street, Suite 300

Lake Charles, Louisiana 70601

1-800-661-9036

(Address, including zip code, of Registrant’s principal executive offices)

Waitr Holdings Inc. 2018 Omnibus Incentive Plan

(Full title of the plans)

David Pringle

Chief Financial Officer and Secretary

844 Ryan Street, Suite 300

Lake Charles, Louisiana 70601

1-800-661-9036

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel L. Rubinstein

Jonathan P. Rochwarger

Elliott M. Smith

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Tel: (212) 294-6700

Fax: (212) 294-4700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common stock, par value $0.0001 per share (4)	4,820,000	$12.00	$57,840,000.00	$7,010.21
Common stock, par value $0.0001 per share (5)	559,489	$12.00	$6,713,868.00	$813.72
Common stock, par value $0.0001 per share (6)	550,000	$12.00	$6,600,000.00	$799.92
Common stock, par value $0.0001 per share (7)	30,000	$12.00	$360,000.00	$43.63
Common stock, par value $0.0001 per share (8)	18	$12.00	$216.00	$0.03
TOTAL			$71,514,084.00	$8,667.51

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Waitr Holdings Inc. 2018 Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on February 8, 2019.

(3)	Calculated by multiplying the estimated aggregate offering price of the securities being registered by 0.0001212.
(4)	Represents shares of common stock reserved for issuance pursuant to future awards under the Waitr Holdings Inc. 2018 Omnibus Incentive Plan.
(5)	Represents shares of common stock reserved for issuance upon exercise of options granted under the Waitr, Inc. 2014 Stock Plan.
(6)	Represents shares of restricted stock issued to the Registrant’s chief executive officer and consultants pursuant to the Waitr Holdings Inc. 2018 Omnibus Incentive Plan to be registered for resale.
(7)	Represents shares of common stock issued as stock bonus awards to former directors of the Registrant pursuant to the Waitr Holdings Inc. 2018 Omnibus Incentive Plan to be registered for resale.
(8)	Represents shares of common stock issued to a former employee of the Registrant upon exercise of options issued under the Waitr, Inc. 2014 Stock Plan to be registered for resale.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers an aggregate of: (i) 4,820,000 shares of the common stock, par value $0.0001 per share (“common stock”), of Waitr Holdings Inc. (the “Company”) that may be issued and sold under the Waitr Holdings Inc. 2018 Omnibus Incentive Plan (the “2018 Incentive Plan”); (ii) 559,489 shares of common stock that may be issued and sold pursuant to options granted under the Waitr, Inc. 2014 Stock Plan (the “2014 Stock Plan”); (iii) 550,000 shares of restricted common stock issued to the Company’s chief executive officer and consultants under the 2018 Incentive Plan; (iv) 30,000 shares of common stock issued as stock bonus awards to former directors of the Company under the 2018 Incentive Plan; and (v) 18 shares of common stock issued to a former employee upon exercise of options granted under the 2014 Stock Plan.

This Registration Statement also includes a prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This Reoffer Prospectus may be used for reofferings and resales of shares of common stock that may be deemed to be “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder that have been or may be acquired by certain of our affiliates, being the selling stockholders identified in the Reoffer Prospectus (the “selling stockholders”). The number of shares of common stock included in the Reoffer Prospectus include the total number of shares of common stock acquired by the selling stockholders pursuant to restricted stock awards and stock bonus awards and that may be acquired by the selling stockholders pursuant to restricted stock units and options, and does not necessarily represent a present intention to sell any or all such shares of common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

REOFFER PROSPECTUS

WAITR HOLDINGS INC.

844 Ryan Street, Suite 300

Lake Charles, Louisiana 70601

1-800-661-9036

580,018 SHARES OF COMMON STOCK

This reoffer prospectus relates to 580,018 shares of common stock, par value $0.0001 per share (“common stock”), of Waitr Holdings Inc. (the “Company”) that may be offered and resold from time to time by the selling stockholders named in this reoffer prospectus (the “selling stockholders”) for their own account. Eligible Participants in our Waitr Holdings Inc. 2018 Omnibus Incentive Plan consist of employees, directors, officers and consultants of the Company or its related entities. The selling stockholders are “affiliates” of our company (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)).

The selling stockholders may offer and sell their shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares. The shares may be sold through underwriters or dealers which the selling stockholders may select. If underwriters or dealers are used to sell the shares, we will name them and describe their compensation in a prospectus supplement. For a description of the various methods by which the selling stockholders may offer and sell their common stock described in this prospectus, see the section entitled “Plan of Distribution” of this prospectus. We will receive no part of the proceeds from sales made under this prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

The shares of common stock have been or will be issued pursuant to restricted stock awards or options granted to the selling stockholders and will be “restricted securities” under the Securities Act before their sale under this prospectus. This prospectus has been prepared for the purposes of registering the shares under the Securities Act to allow for future sales by selling stockholders on a continuous or delayed basis to the public without restriction.

Our common stock is traded on The Nasdaq Global Select Market under the symbol “WTRH.” On February 13, 2019, the last reported sale price for our common stock was $12.11 per share.

Our business and an investment in our securities involve a high degree of risk. Before making any investment in our securities, you should read and carefully consider risks described in the “Risk Factors” section beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 14, 2019

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction where the offer is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements including, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. Specifically, forward-looking statements may include statements relating to:

•	our future financial performance;

•	the expected benefits from being a public company;

•

the expected benefits and synergies from the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 11, 2018, by and among the Company, BiteSquad.com, LLC, a Minnesota limited liability company (“Bite Squad”), and Wingtip Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Bite Squad Merger Sub”), including the merger of Bite Squad with and into Bite Squad Merger Sub, with Bite Squad surviving the merger in accordance with the Minnesota Revised Uniform Limited Liability company Act as a wholly-owned, indirect subsidiary of the Company (the “Bite Squad Merger”);

•	the markets in which we operate;

•	expansion plans and opportunities; and

•

other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the risk that our recent business combination and/or the Bite Squad Merger disrupts current plans and operations;

•

the ability to recognize the anticipated benefits of our recent business combination and the Bite Squad Merger, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the integration of Bite Squad into our business;

•	changes in applicable laws or regulations;

•	fluctuations in the U.S. and/or global stock markets;

•	the possibility that we may be adversely affected by other economic, business and/or competitive factors; and

•

other risks and uncertainties described in this Prospectus/Offer to Exchange under “Risk Factors” and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CERTAIN DEFINED TERMS

“Active Diners” means the number of diner accounts from which an order has been placed through the Platforms during the past twelve months (as of the end of the relevant period).

“Apps” means the Waitr App and the Bite Squad App.

“Average Daily Orders” means the number of Orders during the period divided by the number of days in that period.

“Bite Squad” means BiteSquad.com, LLC, a Minnesota limited liability company.

“Bite Squad App” means Bite Squad’s mobile phone application through which diners order food and beverages from restaurants for takeout and delivery.

“Bite Squad Merger” means the transactions contemplated by the Bite Squad Merger Agreement, including the merger of Bite Squad with and into Bite Squad Merger Sub, with Bite Squad surviving the merger in accordance with the Minnesota Revised Uniform Limited Liability company Act as a wholly-owned, indirect subsidiary of the Company.

“Bite Squad Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 11, 2018, by and among the Company, Bite Squad and Bite Squad Merger Sub.

“Bite Squad Merger Sub” means Wingtip Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company.

“Bite Squad Platform” means the Bite Squad App and the Bite Squad Website.

“Bite Squad Website” means Bite Squad’s website through which diners order food and beverages from restaurants for takeout and delivery

“business combination” means the transactions contemplated by the Merger Agreement consummated on November 15, 2018, including the merger of Waitr with and into Merger Sub with Merger Sub surviving the merger in accordance with the Delaware General Corporation Law as a wholly-owned indirect subsidiary of the Company.

“Board” means the board of directors of the Company.

“Bylaws” means our second amended and restated bylaws as currently in effect.

“Charter” means our third amended and restated certificate of incorporation as currently in effect.

“Class F common stock” means the Class F common stock, par value $0.0001 per share, that was converted into common stock at the closing of the business combination.

“Closing” means the closing of the business combination.

“Closing Date” means November 15, 2018, the closing date of the business combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“common stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” means Waitr Holdings Inc., a Delaware corporation (formerly known as Landcadia Holdings, Inc.).

“Convertible Notes” means the $60,000,000 aggregate principal amount of convertible promissory notes issued to the Luxor Parties pursuant to the Convertible Notes Agreement.

“Convertible Notes Agreement” means that certain credit agreement, dated as of November 15, 2018, as amended on January 17, 2019, by and among the Company, as borrower, various lenders and Luxor Capital, as administrative agent and lead arranger.

“Credit Agreement” means that certain credit and guaranty agreement, dated as of November 15, 2018, as amended on January 17, 2019, by and among Merger Sub, as borrower, Waitr Intermediate Holdings, LLC, certain subsidiaries of Merger Sub, as guarantors, various lenders and Luxor Capital, as administrative agent, collateral agent and lead arranger.

“Debt Facility” means the $67,500,000 senior secured first priority term loan facility provided to Merger Sub pursuant to the Credit Agreement.

“Debt Financings” means the Convertible Notes and the Debt Facility.

“DGCL” means the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Gross Food Sales” means total food and beverage sales, sales taxes, prepaid gratuities and delivery fees processed through the Platforms during a given period.

“IPO” means the Company’s initial public offering of units, which closed on June 1, 2016.

“Landcadia” means the Company prior to the Closing.

“Luxor Capital” means Luxor Capital Group, LP.

“Luxor Parties” means Luxor Capital Partners, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Wavefront, LP and Lugard Road Capital Master Fund, LP.

“Luxor Warrants” means the four warrants exercisable for 384,615 shares of common stock issued to the Luxor Parties in connection with the Credit Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 16, 2018, by and among the Company, Merger Sub and Waitr, pursuant to which, on the terms and conditions contained therein, Waitr merged with and into Merger Sub, with Merger Sub surviving the merger in accordance with the Delaware General Corporation Law as a wholly-owned indirect subsidiary of the Company.

“Merger Sub” means Waitr Inc. (formerly known as Landcadia Merger Sub, Inc.), a Delaware corporation and wholly-owned subsidiary of the Company.

“Nasdaq” means the Nasdaq Global Select Market.

“Orders” means the number of revenue-generating transactions placed by customers on the Platforms during the relevant period.

“OTC Pink” means the OTC Pink marketplace maintained by OTC Market Groups, Inc.

“Platforms” means the Waitr Platform and the Bite Squad Platform.

“public warrants” means the 25,000,000 redeemable warrants included in the units issued in our IPO, each of which is exercisable for one-half of one share of common stock at an exercise price of $5.75 per one-half share, in accordance with its terms.

“Restaurant Partners” means the number of restaurants that have executed a definitive agreement to join the Platforms, as of the end of the period.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsors” means Fertitta Entertainment, Inc., a Texas corporation, and Jefferies Financial Group, Inc., a New York corporation.

“units” means the units of the Company sold in its IPO.

“warrants” are to the public warrants and the Luxor Warrants.

“Waitr” means Waitr Incorporated, a Louisiana corporation, which merged with and into Merger Sub at the Closing, with Merger Sub surviving the merger in accordance with the DGCL as a wholly-owned indirect subsidiary of the Company.

“Waitr App” means the Waitr mobile phone application through which diners order food and beverages from restaurants for takeout and delivery.

“Waitr Platform” means the Waitr App and the Waitr Website.

“Waitr Website” means the Company’s website through which diners order food and beverages from restaurants for takeout and delivery.

“Waitr securityholders” means the former holders of Waitr’s securities or options that received securities of the Company at the Closing pursuant to the Merger Agreement.

“warrant agreement” means that Warrant Agreement, dated as of May 25, 2016, by and between the Company and Continental Stock Transfer & Trust Company.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that should be considered before investing in our common stock. Potential investors should read the entire prospectus carefully, including the risks of purchasing our common stock discussed under the “Risk Factors” section.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “the Company,” “we,” “us,” “our” and similar references refer to Waitr Holdings Inc., a Delaware corporation, and its wholly owned subsidiaries.

All brand names or trademarks appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

Overview

We operate an online ordering and delivery platform that enables consumers to discover and order meals from local restaurants, powered by our team of delivery drivers. We facilitate ordering of food and beverages by diners from restaurants for takeout and delivery primarily through our mobile phone application and our website. Our differentiated business model is the three-sided marketplace, enabled by its purpose-built platform, serving restaurants, drivers and diners. We have established a leading position in nearly all of the markets in which we operate in terms of number of restaurants available on our platform in each market, determined from our management’s assessment of the number of restaurants available on competing platforms in those same markets. We currently operate in small and medium sized markets across the United States.

On January 17, 2019, we completed the Bite Squad Merger, including the merger of Bite Squad with and into Bite Squad Merger Sub, with Bite Squad surviving the merger in accordance with the Minnesota Revised Uniform Limited Liability company Act as a wholly-owned, indirect subsidiary of the Company. In connection with the Bite Squad Merger, on January 17, 2019, we amended that certain credit and guaranty agreement, dated as of November 15, 2018, by and among Merger Sub, as borrower, Waitr Intermediate Holdings, LLC, certain subsidiaries of Merger Sub, as guarantors, various lenders and Luxor Capital, as administrative agent, collateral agent and lead arranger, to provide for additional term loans in the aggregate principal amount of approximately $42.1 million, a portion of which was used to finance the Bite Squad Merger, with the remainder to be used for general corporate purposes.

About This Offering

This prospectus relates to the public offering, which is not being underwritten, by the selling stockholders listed in this prospectus, of up to 580,018 shares of our common stock, all of which are currently issued and outstanding. The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will receive none of the proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Corporate Information

We were originally incorporated on November 19, 2008 as Leucadia Development Corporation and changed our name to Landcadia Holdings, Inc. on September 15, 2015. On November 15, 2018, we consummated the business combination with Waitr and related transactions (the “business combination”). In connection with the business combination, we changed our name from “Landcadia Holdings, Inc.” to “Waitr Holdings Inc.” On January 17, 2019, we completed the Bite Squad Merger with Bite Squad.

Our principal executive offices are located at 844 Ryan Street, Suite 300, Lake Charles, Louisiana 70601. Our telephone number is 1-800-661-9036. Our website is located at www.waitrapp.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part. Our common stock is listed on Nasdaq under the symbol “WTRH,” and the public warrants are quoted on OTC Pink under the symbol “WTRHW.”

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to the Company unless the context clearly indicates otherwise.

Risks Related To Our Business

Our industry is affected by general economic and business risks that are largely beyond our control.

Our industry is highly cyclical, and our business is dependent on a number of factors, many of which are beyond our control. We believe that some of the most significant of these factors are economic changes that affect supply and demand in dining out in general, such as:

•	changes in diners’ dining habits and in the availability of disposable income for ordering food from restaurants;

•	excess restaurant capacity in comparison with food order demand;

•	downturns in restaurants’ business cycles; and

•	recessionary economic cycles.

The risks associated with these factors are heightened when the U.S. and/or global economy is weakened. Some of the principal risks during such times are as follows:

•

we may experience low overall food and beverage order levels, which may impair our driver utilization, because our diners’ demand for our services generally correlate with the strength of the U.S. and, to a lesser extent, global economy;

•

certain of our restaurants may face credit issues and cash flow problems, particularly if they encounter increased financing costs or decreased access to capital, which may decrease diner demand for restaurant prepared food, and such issues and problems may affect the number of orders that occur through the Platforms;

•

food ordering and dining out patterns may change as food supply chains are redesigned and customer tastes change, resulting in an imbalance between our restaurants’ available menu items and Active Diners’ demands; and

•

diners may select competitors that offer lower delivery charges, commission rates or other charges from among existing choices in an attempt to lower their costs, and we might be forced to lower our rates or lose restaurants offering food or diners ordering food through the Platforms.

We are also subject to cost increases outside of our control that could materially reduce our profitability if we are unable to increase our rates sufficiently. Such cost increases include, but are not limited to, increases in fuel prices, driver wages, independent contractor driver rates, interest rates, taxes, tolls, license and registration fees, insurance, payment processing fees, and healthcare for our employees.

Our restaurants’ business levels also may be negatively affected by adverse economic conditions or financial constraints, which could lead to disruptions in the availability of popular order items, reducing use of the Platforms. A significant interruption in our normal order levels could disrupt its operations, increase our costs and negatively impact our ability to serve our diners.

In addition, events outside our control, such as strikes or other work stoppages at its facilities, among our drivers or at our restaurant diners’ locations, or actual or threatened armed conflicts or terrorist attacks, efforts to combat terrorism, military action against a foreign state or group located in a foreign state, or heightened security requirements could lead to reduced economic demand, reduced availability of credit or ordering capabilities of the Platforms. Such events or enhanced security measures in connection with such events could impair our operations and result in higher operating costs.

We have limited operational history; we are subject to developmental risks associated with the development of any new business.

We lack significant operational history by which future performance may be judged or compared. Any future success that we may enjoy will depend upon many factors, several of which may be beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in the Company. As a result, our past quarterly financial results do not necessarily indicate future performance. Investors should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Investors should not rely upon our past quarterly financial results as indicators of future performance. The numerous factors, which we are unable to predict or are outside of our control, include the following:

•	We may not be able to accurately forecast revenues and plan operating expenses;

•	There may be an inability to scale our technological and operational infrastructure to accommodate rapid growth in diners, orders or customer support needs;

•	Our management team has had limited experience operating a public company and could be unable to transition from a developmental stage business to a larger organization;

•	Our growth may depend on acquisitions, and our management team does not have significant experience managing acquisitions of other businesses;

•	The relatively quick transition to a public company could pose operational, financial and quality risks that we are unable to manage effectively;

•	The development and introduction of new products or services by us or our competitors is uncertain;

•

Competing with traditional ordering methods or delivery services provided directly by restaurants (or third parties) to consumers over the phone or through their own websites or other means could pose a risk to our growth and financial performance;

•	Our ability to maintain and grow our number of Active Diners, Average Daily Orders, Gross Food Sales and order frequency is not guaranteed;

•	Our ability to attract and retain restaurants over long periods of time has not been tested in several markets;

•	Our ability to attract and retain key employees and personnel to support growth and revenue has not been tested in several markets;

•	Seasonal and weather-related fluctuations in spending by consumers relating to food delivery can be unpredictable;

•	The acceptable pricing of our onboarding and services fees to restaurants and delivery fees to consumers and restaurants has not been tested widely;

•	Our ability to increase onboarding, services, delivery fees and other revenue does not enjoy long historical data trends;

•	The diversification and growth of revenue sources beyond current onboarding, services and delivery fees has not been demonstrated;

•	Increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive are unpredictable;

•

Our ability to maintain gross margins and operating margins can be difficult to predict and impacted by numerous factors beyond our control (for example, due to transaction charge increases, technology cost increases, and other items);

•	We may experience system failures or breaches of security and privacy that could pose a harm on their own and could affect consumers’ confidence in our services;

•	We may not be able to adequately manage key third party service providers;

•	We may experience changes in diner or restaurant behavior or preferences;

•	Payment processing costs could increase, or we could fail to implement our own payment processing solution;

•

Internal controls, especially in light of the accelerated process with respect to the business combination, may not keep pace with necessary requirements from a business, accounting or legal point of view; and

•

We may experience casualties or safety hazards or issues with our drivers or third parties that come into contact with our drivers, all of which could be difficult to predict and which could impact our operating costs and diner or Restaurant Partner use of the Platforms.

If we fail to retain existing diners or add new diners, or if our diners decrease their number of orders or order sizes on the Platforms, our revenue, financial results, and business may be significantly harmed.

The number of our Active Diners and total Gross Food Sales are critical to our success. Our financial performance has been and will continue to be significantly determined by our success in adding, retaining, and engaging Active Diners who make orders for delivery using the Platforms. We anticipate that our Active Diner growth rate will decline over time as the size of our Active Diner base increases, and as we achieve higher market penetration rates. To the extent our Active Diner growth rate slows, our business performance will become increasingly dependent on our ability to increase sizes and frequencies of orders in current and new markets. If diners do not perceive the Platforms to be useful, reliable, and trustworthy, we may not be able to attract or retain diners or otherwise maintain or increase the frequency and amount of our orders. A decrease in diner retention, growth, or order frequency (or overall order price) could render the Platforms less attractive to restaurants, which may have a material and adverse impact on our revenue, business, financial condition, and results of operations. Any number of factors could potentially negatively affect diner retention, growth, and engagement, thereby adversely affecting our revenue, financial results, and future growth potential, including if:

•	diners increasingly order through competing products or services;

•	we fail to introduce new and improved services or menu items or if we introduce new services that are not favorably received;

•	we are unable to successfully maintain our efforts to provide a satisfactory delivery and ordering experience;

•

we are unable to continue to develop products for mobile devices that users find engaging, that work with a variety of mobile operating systems and networks, and that achieve a high level of market acceptance;

•

there are changes in diner sentiment about the quality or usefulness of the Waitr Platform or the Bite Squad Platform, delivery quality, food quality or other products or concerns related to privacy and sharing, safety, security, or other factors;

•	we are unable to manage and prioritize information to ensure diners are presented with menu items that are interesting, useful, and relevant to them;

•

there are adverse changes in the Waitr Platform or the Bite Squad Platform, delivery services or restaurant services or products that are mandated by legislation, regulatory authorities, or litigation, including settlements or consent decrees;

•	technical or other problems prevent us from delivering food in a rapid and reliable manner or otherwise affect the user experience or enjoyment of food or beverages delivered;

•	we adopt policies or procedures related to delivery, ordering or user data that are perceived negatively by our diners or the general public;

•	we fail to provide adequate customer service to restaurants, diners, drivers, or advertisers;

•	we, our drivers, Restaurant Partners, or other companies in the mobile food delivery or ordering industry are the subject of adverse media reports or other negative publicity;

•	restaurants develop direct-to-consumer applications or online ordering and delivery services;

•	we experience significant losses associated with litigation or claims for which insurance is inadequate;

•	we are affected by changes to U.S. generally accepted accounting principles;

•	we experience fluctuations based on macroeconomic conditions; or

•	we are unable to maintain and increase its Active Diner base and order frequency or its Average Daily Orders, Gross Food Sales.

We generate a substantial amount of our revenue from restaurants viewed positively by diners. The loss of restaurants to the Platforms could seriously harm our business.

Substantially all of our revenue is derived from items offered by Restaurant Partners to diners on the Platforms. The number of Active Diners, Average Daily Orders and Gross Food Sales depends on the availability of quality items available on the Platforms from restaurants viewed positively by diners. In addition, we generate a significant portion of revenue from onboarding fees and sales commissions from having Restaurant Partners actively participating on the Platforms. As is typical in our industry, Restaurant Partners do not agree to long-term contracts with us, and they are generally free to leave the Platforms with minimal notice. While no single Restaurant Partner accounts for more than 10% of our revenue, many of our Restaurant Partners only recently started providing menu items on the Platforms, and they spend a relatively small portion of their overall budget with us. In addition, some Restaurant Partners may view the Waitr Platform or the Bite Squad Platform as experimental and unproven. Restaurants will not continue to do business with us if we do not increase revenues for them or provide delivery or take-out ordering for diners in an effective manner, or if they do not believe that their investment in onboarding for the Platforms will generate a competitive return relative to other alternatives, including from our competitors.

Moreover, we rely heavily on our ability to collect and disclose data and metrics to and for Restaurant Partners to attract new restaurants and retain existing restaurants. For example, we present historical data about sales to demonstrate our value to attract new Restaurant Partners to the Platforms. Any restriction, whether by law, regulation, policy, or other reason, on our ability to collect and disclose data that Restaurant Partners find useful would impede our ability to attract and retain restaurants.

We cannot assure that growth of Restaurant Partner acquisitions will continue at historical rates, and the addition of new restaurants to the Platforms and retention of existing restaurants on the Platforms could decline due to a number of factors. First, the cost of acquiring new Restaurant Partners or retaining existing Restaurant Partners could increase substantially. Competition to advertise our services to restaurants will likely increase as a result of increasing competition among similar companies for a finite pool of restaurants. In addition, the number of options available to restaurants may result in downward pressure on the prices that restaurants are willing to pay for our services. As more choices become available for diners to order delivery or take-out from restaurants, the number and frequency of our word-of-mouth and/or organic referrals may decline. Our efforts to attract and retain new restaurants in new geographical areas as a result of our current expansion efforts are unproven and may not be successful.

If we fail to attract new restaurants or retain existing restaurants, especially those restaurants that are most popular with diners, our financial results could materially suffer.

If our delivery service levels decline or if restaurants do not see increases in business, restaurants could leave the Platforms, reducing revenue and significantly harming our business.

Restaurants will not continue to do business with us or will be unwilling to pay onboarding or other services fees if we do not deliver food and beverages in a timely, professional and friendly manner or if they do not believe that their investment in the Waitr Platform or the Bite Squad Platform, as applicable, will produce an increase in revenue from delivery or take-out orders. Our service fee and commission revenue and the availability of restaurants on the Platforms could be negatively impacted by the following factors, among others:

•	Decreases in the number of Active Diners or Average Daily Orders on the Platforms;

•	Loss of online or mobile food delivery market share to competitors;

•	Inability to professionally and accurately display menu items to consumers on the Platforms;

•	Adverse media reports or other negative publicity involving the Company, our drivers, our restaurants or other companies in our industry; and

•	The impact of macroeconomic conditions and conditions in the restaurant industry in general.

If we are not able to maintain and enhance our brand, or if events occur that damage our reputation and brand, our ability to expand our base of diners and restaurants may be impaired, and our business and financial results may be harmed. Unfavorable media coverage could seriously harm our business.

Our brand has significantly contributed to the success of our business. We also believe that maintaining and enhancing our brand is critical to expanding our base of diners and restaurants. Many of our new diners are referred by existing diners, and, therefore, we strive to ensure that our diners remain favorably inclined towards the Platforms and the online ordering service. Maintaining and enhancing our brand will depend largely on our ability to continue to provide useful, reliable, trustworthy, and innovative services, which we may not do successfully. We may introduce new services, products or terms of service that diners do not like, which may negatively affect our brand.

Additionally, the actions of our Restaurant Partners (or their food quality or safety), delivery driver employees and independent contractors and others may affect our brand if consumers do not have a positive experience interacting with those parties after using the Platforms. We have in the past experienced negative press relating to failure to meet delivery demand in certain markets. In the future, we may experience media, legislative, or regulatory scrutiny of our delivery and food safety record, our delivery experience, privacy matters or other issues, which may adversely affect our reputation and brand. We may also fail to provide adequate customer service, which could erode confidence in our brand. Our brand may also be negatively affected by the actions of restaurants that are deemed to be negative, such as providing food that is of low quality or unsafe. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. We face the potential loss of its trade name due to certain litigation. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business and financial results may be adversely affected.

We rely on restaurants in our network for many aspects of our business, and any failure by them to maintain their service levels could harm our business.

Diners demand quality food at reasonable prices. Diners’ ability to obtain such quality food from restaurants they like on a timely basis through the Platforms drives the primary value of the Platforms. Our ability to provide diners with a high-quality and compelling food ordering experience depends, in part, on diners’ receiving competitive prices, convenience, customer service and responsiveness from restaurants from whom they order. If these restaurants do not meet or exceed diner expectations with competitive levels of convenience, customer service, price and responsiveness, the value of our brand may be harmed, our ability to attract new diners to the Platforms may be limited and the number of diners placing orders through the Platforms may decline, which could have a material adverse effect on our business, financial condition and results of operations. Likewise, if restaurants face challenges or difficulties set forth elsewhere in these risk factors, the number of restaurants on the Platforms could decline, the price of food could increase or customer service levels could suffer, all of which could harm our business and results of operations.

Seasonality and the impact of inclement weather adversely affect our operations and profitability.

We observe that diner behavior patterns generally fluctuate during the year. Order frequency and Gross Food Sales tend to increase from September to May and a relative decrease in diner activity from June to August as a result of summer breaks and other vacation periods. In addition, orders in cities or towns with college campuses tend to fluctuate with the start and end of the school year, which can comprise a large part of our overall revenue in certain locations. Our revenues fluctuate according to these patterns and result in quarterly fluctuations. In addition, other seasonality trends may develop and the existing seasonality and diner behavior that we experience may change or become more extreme.

We sometimes experience large influxes of orders during inclement weather when consumers do not wish to leave their homes to eat restaurant food. Such inclement weather events are unpredictable in many cases. In such events, the availability of drivers could be limited due to unsafe driving conditions or the refusal or unwillingness of drivers to work during such weather events. This can result in substantially delayed delivery times and diner frustration with our services, reducing the willingness of consumers to order using the Platforms in the future. We have in the past experienced increased order volume during certain holidays, while facing a simultaneous shortage in drivers, which can also result in substantial delivery delays and diner frustration. In addition, the likelihood of accidents may increase during inclement weather events, thereby increasing the costs to us of each delivery, exposing us to potential litigation or accident claims and reducing overall driver efficiency. Any of these events could substantially impact our ability to grow and operate our business.

We may not continue to grow at historical growth rates or achieve profitability in the future.

Our revenue has grown substantially in recent periods, and this growth rate may not be sustainable. We believe that our rates of Active Diner and Gross Food Sales will decline over time. Historically, our diner growth has been a primary driver of growth in our revenue. We expect that our diner growth, new Restaurant Partner growth and revenue growth rates will decline as the size of its Active Diner base increases and as we achieve higher market penetration rates. As our growth rates decline, investors’ perceptions of our business may be adversely affected and the market price of our common stock could decline. We may not realize sufficient revenue to achieve profitability and may incur losses in the future for several reasons, including insufficient growth in new menu items, declining Active Diners or orders, increasing competition, costs to scale our business and technology and other risks described elsewhere in this prospectus.

Our inability to manage growth and meet demand could harm our operations and brand.

Occasions have arisen in the past in which we were not able to adequately meet surges in orders and consumer demand. Although we have added additional employees and resources to manage growth, most of these employees have been with the company only a very short period of time. We have and intend to continue to make substantial investments in technology, customer service, sales and marketing infrastructure. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, while maintaining the beneficial aspects of our company culture. We may not be able to manage growth effectively. If we do not manage the growth of our business and operations effectively, the quality of the Platforms and efficiency of our operations could suffer, which could harm our brand, business and results of operations.

Our business depends on discretionary spending patterns in the areas in which its Restaurant Partners’ food and beverage operations are located and in the economy at large, and economic downturns could materially adversely affect our results of operations.

Purchases at restaurants and food and beverage hospitality services locations are discretionary for consumers and we are therefore susceptible to changes in discretionary patterns or economic slowdowns in the geographic areas in which Restaurant Partners are located and in the economy at large. We believe that consumers generally are more willing to make discretionary purchases, including delivery or take-out of restaurant meals, during favorable economic conditions. Disruptions in the overall economy, including high unemployment, financial market volatility and unpredictability, and the related reduction in consumer confidence could negatively affect food and beverage sales throughout the restaurant industry, including orders through the Platforms. In addition, we believe that a proportion of our weekday revenues, particularly during the lunch hour, are derived from business customers using expense accounts. Our business therefore may be affected by reduced expense account or other business-related dining by business clientele. There is also a risk that if uncertain economic conditions persist for an extended period of time or worsen, consumers might make long-lasting changes to their discretionary spending behavior, including ordering food or take-out less frequently. The ability of the U.S. economy to handle this uncertainty is likely to be affected by many national and international factors that are beyond our control. These factors, including national, regional and local politics and economic conditions, disposable consumer income and consumer confidence, also affect discretionary consumer spending. If any of these factors cause restaurants to cease operations or cease using the Platforms, it could also significantly harm our financial results, for the reasons set forth elsewhere in these risk factors. Continued uncertainty in or a worsening of the economy, generally or in a number of our markets, and diners’ reactions to these trends could adversely affect our business and cause us to, among other things, reduce the number and frequency of new market openings or cease operations in existing markets.

We prioritize the experience of restaurants and diners over short-term profitability at times, which may cause us to forego short-term opportunities and could impact our profitability.

Our culture prioritizes its long-term diner and Restaurant Partner experience and loyalty over short-term financial condition or results of operations. We frequently make decisions that may reduce our short-term revenue or profitability if we believe that the decisions benefit the aggregate diner and Restaurant Partner experience and will thereby improve our financial performance over the long term. For example, we monitor how restaurant responsiveness to orders affects diners’ experiences to ensure long delivery times are not perceived as a problem for hungry diners, and we may decide to remove certain restaurant offerings on the Platforms to ensure our diners’ satisfaction in the overall delivery experience. In addition, we may make changes to the Platforms or offerings on the Platforms based on feedback provided by our diners and Restaurant Partners. These decisions may not produce the long-term benefits that we expect, in which case our growth and engagement, our relationships with diners and Restaurant Partners, and our business could be seriously harmed.

If use of the Internet via websites, mobile devices and other platforms, particularly with respect to online food ordering, does not continue to increase as rapidly as we anticipate, our business and growth prospects will be harmed.

Our business and growth prospects substantially depend upon the continued and increasing use of the Internet and mobile telecommunications as an effective medium of transactions by diners. Orders on the Platforms are conducted using the Internet and/or mobile networks. Historical rate of growth and adoption in Internet and mobile wireless communications may not predict future rates of growth or adoption. Diners or our Restaurant Partners may not continue to use the Internet or mobile networking services to order their food at current or increased growth rates or at all. Consumers in our industry (and in others) may reject the use of the Internet and mobile applications as a viable platform or resource for a number of reasons in the future, including:

•	actual or perceived lack of security of information or privacy protection;

•	possible disruptions, computer viruses or other damage to Internet servers, users’ computers or mobile applications;

•	excessive governmental regulation; and

•	unacceptable delays due to actual or perceived limitations of wireless networks.

Our operations depend on mobile operating systems, hardware, networks and standards that we do not control. Changes in our products or to those operating systems, hardware, networks or standards may seriously harm our Active Diner growth, retention, and engagement.

A large percentage of our revenues and growth occur on mobile devices using the Apps. Because the Apps are used primarily on mobile devices, the Apps must remain interoperable with popular mobile operating systems, Android and iOS, and related hardware, including but not limited to mobile devices. We have no control over these operating systems or hardware, and any changes to these systems or hardware that degrade our products’ functionality, or give preferential treatment to competitive products, could seriously harm the usage of the Apps on mobile devices. Our competitors could attempt to make arrangements with Apple or Google to make interoperability of our products with those mobile operating systems more difficult or display their competitive offerings more prominently than ours. Similarly, our competitors could enter into other arrangements with mobile device manufacturers, wireless network carriers or Internet service providers that diminish the functionality of the Apps. We plan to continue to introduce new products regularly and have experienced that it takes time to optimize such products to function with these operating systems and hardware, impacting the popularity of such products, and we expect this trend to continue.

The majority of our diner engagement is on smartphones with iOS operating systems. As a result, although our products work with Android mobile devices, we have prioritized development of the Apps to operate with iOS operating systems rather than smartphones with Android operating systems. To continue growth in user engagement, we will need to prioritize development of our products to operate on smartphones with Android operating systems. If we are unable to improve operability of our products on smartphones with Android operating systems, and those smartphones become more popular and fewer people use smartphones with iOS operating systems, our business could be seriously harmed.

The nature of our business and content on the Platforms exposes us to potential liability and expenses for legal claims that could materially affect our results of operations and business.

We face potential liability, expenses for legal claims and harm to our business relating to the nature of the takeout food business, including potential claims related to food offerings, delivery and quality. For example, third parties could assert legal claims against us in connection with personal injuries related to food poisoning or tampering or accidents caused by the delivery drivers in our network. Alternatively, we could be subject to legal claims relating to the sale of alcoholic beverages by our restaurants to underage diners.

Reports of food-borne illnesses, whether true or not, could adversely impact the results of our operations regardless of whether our diners actually suffer such illnesses from orders on the Platforms. Food-borne illnesses and other food safety issues have occurred in the food industry in the past, and could occur in the future. In addition, consumer preferences could be affected by health concerns about the consumption of foods provided on the Platforms, even if those concerns do not directly relate to food items available on the Platforms. A negative report or negative publicity, whether related to one of our Restaurant Partners or to a competitor in the industry, may have an adverse impact on demand for our Restaurant Partners’ food and could result in decreased diner orders on the Platforms. A decrease in orders or Active Diners as a result of these health concerns or negative publicity could materially harm our brand, business, financial condition and results of operations.

Furthermore, our reliance on third-party food suppliers and distributors increases the risk that food-borne illness incidents could be caused by factors outside of our control and that multiple markets for its services would be affected rather than a single market. We cannot assure that all food items will be properly maintained during delivery to diners or that our employees or contractors will identify food that is problematic upon pickup. If diners become ill from food-borne illnesses, we and/or our Restaurant Partners could be forced to temporarily suspend service. Furthermore, any instances of food contamination, whether or not they are related to us, could subject us or our Restaurant Partners to regulation by applicable governmental authorities.

We face the prospect of liabilities and expenses relating to the content and other information that we publish on the Platforms, third party sites and/or relating to our marketing efforts. We could face claims based on the violation of intellectual property rights, such as copyright infringement claims based on the unauthorized use of menu content or other items. Although we typically obtain our Restaurant Partners’ consent to publish their menu items prior to posting them on the Platforms, we may not always be successful in obtaining such consent. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages. If any of these events occur, our business and financial results could be adversely affected.

Many of our drivers are employees, and the remainder are independent contractors. Almost all of our orders are delivered by drivers of motor vehicles. Our drivers have been parties to motor vehicle accidents in the past, and it is almost certain that our employees will be in motor vehicle accidents in the future. Although we maintain insurance policies in an attempt to cover the risks associated with a motor vehicle delivery business, we make no assurances that we will be able to maintain sufficient coverage of all claims relating to such injuries or accidents that foreseeably arise in this line of business. Furthermore, we have in the past and could in the future receive denial of coverage for particular insurance claims relating to injuries, accidents or violations.

We have incurred and expects to continue to incur expenses relating to legal claims. The frequency of such claims could increase proportionally to growth in the number of restaurants and diners on the Platforms and the number of drivers on the road. We have experienced diversion of attention by management to address these claims, and such claims can result in significant costs to investigate and defend, regardless of the merits of such claims. The potentially significant number and amount of claims could materially affect the results of operations and harm our business.

Our business is dependent on our ability to maintain and scale our technical infrastructure, and any significant disruption in our service could damage our reputation, result in a potential loss of diners and engagement, or adversely affect our financial results.

Our reputation and ability to attract, retain, and serve our diners, drivers and restaurants depends upon the reliable performance of the Platforms and their underlying technical infrastructure. We have experienced service disruptions, and it may experience future disruptions, outages or other performance problems due to a variety of factors. As the Platforms grow more complex, store more information and service higher numbers of diners, their technical infrastructure could suffer. We may not be able to identify causes of performance issues or service disruptions.

Our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. If the Platforms are unavailable when diners, drivers or restaurants attempt to access them, or if they do not load as quickly as they expect, these key users may not return to the Platforms as often in the future, or at all. As our Active Diners and restaurants and the amount and types of information shared on the Platforms continue to grow, we will need an increasing amount of technical infrastructure, including network capacity, and computing power, to continue to satisfy the needs of our diners, drivers and Restaurant Partners. It is possible that we may fail to effectively scale and grow its technical infrastructure to accommodate these increased demands. In addition, our business is subject to interruptions, delays, or failures resulting from earthquakes, other natural disasters, terrorism, or other catastrophic events.

A substantial portion of our network infrastructure is provided by third parties. Substantially all of the communications, network and computer hardware used to operate our websites and mobile applications are located in the United States in Amazon Web Services and Google Cloud Platform data centers. We do not own or control the operation of these facilities. In addition, we may not have sufficient protection or recovery plans in certain circumstances. We may not always maintain redundancy for certain hardware. Any disruption or failure in the services we receive from these providers could harm our ability to handle existing or increased traffic and could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide.

We expect to continue to make significant investments to maintain and improve the availability of the Platforms and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, respond adequately to service disruptions, upgrade our systems as needed or continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and results of operations would be harmed.

We have spent and expect to continue to spend substantial amounts on technology infrastructure and services to handle the traffic on our websites and mobile applications and to help shorten the length of or prevent system interruptions. The operation of these systems is expensive and complex and we could experience operational failures.

Although we carry business interruption insurance, it may not be sufficient to compensate us for the potentially significant losses, including the potential harm to the future growth of our business that may result from interruptions in our service as a result of system failures.

Personal data, internet security breaches or loss of data provided by our diners, drivers or Restaurant Partners could violate applicable law and contracts with key service providers and could result in liability to us, damage to our reputation and brand and harm to our business.

Mobile malware, viruses, hacking, and phishing attacks have become more prevalent in our industry and may occur on our systems in the future. Although it is difficult to determine what, if any, harm may directly result from an interruption or attack, any failure to maintain performance, reliability, security, and availability of our products and technical infrastructure to the satisfaction of Restaurant Partners, drivers or diners may seriously harm our reputation and our ability to retain and attract new Active Diners, drivers and Restaurant Partners.

We rely on third-party billing and payment processing providers, many of whom may collect and store sensitive data, including legally-protected personal information. Examples include diner order payment processing third parties, payroll and service payment processing third parties and other payment and other service provers who collect and store diner, restaurant or employee information. We may also process and store and use additional third-parties to process and store sensitive intellectual property and other proprietary business information, including that of our Restaurant Partners. While we intend to maintain data privacy and security measures that are compliant with applicable privacy laws and regulations, future security breaches could subject us and/or these third-party service providers to liability for violations of various laws, rules or regulations, civil liability, government-imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business.

We may become a payment processor at some point in the future and may be unable to comply with applicable law or standards, resulting in harm to our business.

Although we currently do not directly store or process payments on behalf of restaurants or diners and use third parties to do so, we may choose to do so in the future. We would need to comply with Payment Card Industry (“PCI”) and Data Security Standard (the “Standard”) if we choose to pursue this possibility. The Standard is a comprehensive set of requirements for enhancing payment account data security that was developed by the PCI Security Standards Council to help facilitate the broad adoption of consistent data security measures. Payment card network rules would require us to comply with the Standard, and our failure to do so may result in fines or restrictions on its ability to accept payment cards if we elected to become a payment processor. Under certain circumstances specified in the payment card network rules, we could be required in the future to submit to periodic audits, self-assessments or other assessments of our compliance with the Standard. Such activities may reveal that we had failed to comply with the Standard. If an audit, self-assessment or other test determines that we need to take steps to remediate any deficiencies, such remediation efforts may distract our management team and require us to undertake costly and time-consuming remediation efforts. In addition, even if we comply with the Standard, there is no assurance that we will be protected from a security breach. Payment processing businesses involve complex financial, cybersecurity and other factors that may be difficult to us. We cannot ensure that the cost savings or additional revenue from becoming a payment processor would exceed the significant costs associated with that decision.

We are subject to a number of risks related to the credit card and debit card payments we accept.

We accept payments through credit and debit card transactions. For credit and debit card payments, we pay interchange and other fees, which may increase over time. An increase in those fees may require us to increase the prices we charge and would increase our operating expenses, either of which could harm our business, financial condition and results of operations.

We currently rely exclusively on one third-party vendor to provide payment processing services, including the processing of payments from credit cards and debit cards, and our business would be disrupted if this vendor becomes unwilling or unable to provide these services to us and we are unable to find a suitable replacement on a timely basis. If we or our processing vendor fails to maintain adequate systems for the authorization and processing of credit card transactions, it could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if these systems fail to work properly and, as a result, we do not charge our customers’ credit cards on a timely basis or at all, our business, revenue, results of operations and financial condition could be harmed.

The payment methods that we offer also subject us to potential fraud and theft by criminals, who are becoming increasingly more sophisticated, seeking to obtain unauthorized access to or exploit weaknesses that may exist in the payment systems. If we fail to comply with applicable rules or requirements for the payment methods we or our Restaurant Partners accept, or if payment-related data are compromised due to a breach of data, we may be liable for significant costs incurred by payment card issuing banks and other third parties or subject to fines and higher transaction fees, or our ability to accept or facilitate certain types of payments may be impaired. In addition, our customers could lose confidence in certain payment types, which may result in a shift to other payment types or potential changes to our payment systems that may result in higher costs. If we fail to adequately control fraudulent credit card transactions, we may face civil liability, diminished public perception of our security measures, and significantly higher credit card-related costs, each of which could harm our business, results of operations and financial condition.

We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it more difficult for it to comply. We are required to comply with payment card industry security standards. Failing to comply with those standards may violate payment card association operating rules, federal and state laws and regulations, and the terms of its contracts with payment processors. Any failure to comply fully also may subject us to fines, penalties, damages and civil liability, and may result in the loss of our ability to accept credit and debit card payments. Further, there is no guarantee that such compliance will prevent illegal or improper use of our payment systems or the theft, loss or misuse of data pertaining to credit and debit cards, card holders and transactions.

If we fail to maintain our chargeback rate or refund rates at acceptable levels, our processing vendor may increase its transaction fees or terminate its relationship with us. Any increases in applicable credit and debit card fees could harm our results of operations, particularly if we elect not to raise our rates for our service to offset the increase. The termination of our ability to process payments on any major credit or debit card would significantly impair its ability to operate our business.

We rely on third-party vendors to provide products and services, and we could be adversely impacted if they fail to fulfill their obligations.

We depend on third-party vendors and partners to provide us with certain products and services, including components of our computer systems, software, data centers, payment processors and telecommunications networks, to conduct our business. For example, we rely on third parties for services such as organizing and accumulating certain daily transaction data on orders. We also rely on third parties for specific software and hardware used in providing our products and services. Some of these organizations and service providers may provide similar services and technology to our competitors, and we do not have long-term or exclusive contracts with them.

Our systems and operations or those of our third-party vendors and partners could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, denial-of-service attacks, acts of terrorism, human error, vandalism or sabotage, financial insolvency, bankruptcy and similar events. In addition, we may be unable to renew our existing contracts with our most significant vendors and partners or our vendors and partners may stop providing or otherwise supporting the products and services we obtain from them, and we may not be able to obtain these or similar products or services on the same or similar terms as our existing arrangements, if at all. The failure of our vendors and partners to perform their obligations and provide the products and services we obtain from them in a timely manner for any reason could adversely affect our operations and profitability.

Our industry is highly competitive and fragmented, and our business and results of operations may suffer if we are unable to adequately address downward pricing and other competitive pressures.

We compete with many traditional and online and mobile app food ordering and general delivery companies of varying sizes, including some that may have greater access to restaurants, a wider range of services, a wider range of menu or delivery items, greater capital resources, or other competitive advantages. Traditional food ordering techniques involve advertising by restaurants in low cost paper publications, through traditional online and offline media channels, with consumers simply calling restaurants or delivery services to place orders. Traditional take-out or delivery services are often lower cost than the Platforms and are difficult to disrupt. We also compete with smaller, regional and local companies that cover specific locations with specific restaurants or that offer niche services. We also compete, to a lesser extent, with restaurants that hire their own delivery drivers for online, mobile application or telephone orders. Numerous competitive factors could impair our ability to maintain or improve its profitability. These factors include the following:

•

Many of our competitors’ periodically reduce or eliminate their delivery charges to consumers or commissions that they charge to restaurants to gain business, especially during times of increased competition or reduced growth in the economy, which may limit our ability to maintain or increase its order commissions and delivery charges, may require us to reduce our order commissions and delivery charges or may limit our ability to maintain or expand our business;

•

Some restaurants have reduced or may reduce the number of mobile app or online ordering and delivery services and technologies that they use by selecting a single core company or a limited number of providers as approved service providers, and in some instances, we may not be selected;

•

Restaurants could solicit bids from multiple service providers for their mobile application or online food ordering and delivery needs, which may depress onboarding fees, service fees, take rates or result in a loss of business to competitors;

•

The continuing trend toward consolidation in the online and mobile app ordering and delivery industry may result in larger companies with greater financial resources and other competitive advantages, and we may have difficulty competing with them;

•

Advances in technology may require us to increase investments in order to remain competitive, and our restaurant diners and consumers may not be willing to accept higher onboarding fees, service fees, take rates or delivery charges to cover the cost of these investments;

•

Higher fuel prices and, in turn, higher fuel surcharges to our drivers may cause some of our drivers to demand higher wages or otherwise result in additional expense to us for reimbursement of mileage to drivers;

•	Competition from “gig economy” companies in general may negatively impact our driver, restaurant customer and/or consumer relationships and service rates;

•	We may have higher exposure to litigation risks as compared to other providers of delivery services; and

•

Restaurants could develop their own online or mobile app food ordering and delivery technology and hire their own drivers to make their own deliveries, which could reduce demand for our services to restaurants and limit choices for consumers, reducing the number and frequency of orders using our technology.

We face substantial competition in technology innovation and distribution. If we are unable to continue to innovate and provide technology desirable to diners and restaurants, our business operations could materially suffer.

We face significant competition in almost every aspect of its business. We must continuously innovate to improve our existing Platform technology and ensure that our products and services are well received. Mobile applications, internet enabled technology and online e-commerce are constantly changing. We face competition from larger and more established companies such as Uber, GrubHub, Door Dash and others. Smaller companies also provide similar services and technology. Furthermore, larger companies such as Facebook, Google, Apple and others could choose to offer similar services or technology at comparatively little additional costs to themselves. Our competitors may also develop products, features, or services that are similar to ours or that achieve greater market acceptance. These products, features, and services may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies.

Our ability to compete effectively in the deployment of innovative products depends on factors outside of our control, including the following:

•	Usefulness, ease of use, performance and reliability of our products compared to those of our competitors;

•	Size and composition of base of Active Diners;

•	Engagement of Active Diners with the Platforms;

•	The timing and market acceptance of products, including developments and enhancements to the Platforms or our competitors’ products;

•	Customer service and support efforts;

•	Acquisitions or consolidation within our industry, which may result in more formidable competitors; and

•	Our ability to attract, retain, and motivate talented employees, particularly software engineers.

Developing the Platforms, which include the Apps, websites and other technologies, entails significant technical and business risks. We may use new technologies ineffectively, or we may fail to adapt to emerging industry standards. If we face material delays in introducing new or enhanced products or if our recently introduced products do not perform in accordance with our expectations, the restaurants and diners in our network may forego the use of our products in favor of those of our competitors.

We depend on search engines, display advertising, social media, email, content-based online advertising and other online sources to attract diners to the Platforms, and if we are unable to attract diners and convert them into Active Diners making orders in a cost-effective manner, our business and financial results may be harmed.

Our success depends on our ability to attract online diners to the Platforms and convert them into orders in a cost-effective manner. We depend, in part, on search engines, display advertising, social media, email, content-based online advertising and other online sources to generate traffic to our websites and downloads of the Apps. We are included in search results as a result of both paid search listings, where we purchase specific search terms that result in the inclusion of our advertisement, and, separately, organic searches that depend upon the content on websites owned and maintained by us.

Search engines, social media platforms and other online sources often revise their algorithms and introduce new advertising products. If one or more of the search engines or other online sources on which we rely for website traffic were to modify its general methodology for how it displays our advertisements, resulting in fewer consumers clicking through to our websites, our business could suffer. In addition, if our online display advertisements are no longer effective or are not able to reach certain diners due to diners’ use of ad-blocking software, our business could suffer.

If one or more of the search engines or other online sources on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, we could lose consumers and traffic to our websites could decrease, any of which could have a material adverse effect on our business, financial condition and results of operations.

The loss of senior management or key operating personnel could adversely affect operations. We depend on skilled personnel to grow and operate our business, and our failure to hire, retain or attract key personnel could adversely affect our business.

Our success to date has depended, and will continue to depend, largely on the skills, efforts and motivation of Christopher Meaux, our Chief Executive Officer, and on the other members of our senior management team, who generally have significant experience with the company and within our industry. We have also depended on David Pringle, our Chief Financial Officer, who will retire effective March 31, 2019. In addition, Waitr depends on the continued service of key operating personnel. We also rely on our Chief Architect, Manuel Rivero, and Director of Engineering, Travis Boudreaux, for overseeing our core technology development. We also anticipate growth in diners and restaurants due to having the benefit of a relationship with our directors Tilman J. Fertitta and Steven L. Scheinthal and Fertitta Entertainment, Inc., Landry’s and other entities or businesses associated with Messrs. Fertitta or Scheinthal. Although we anticipate a great deal of support and benefit from relationships with these individuals or entities, our results of operations could suffer if contractual relationships fail to materialize from these associations, such relationships are terminated or we lose either individual as a director. If for any reason the services of our key personnel, particularly Messrs. Meaux, Rivero or Boudreaux were to become unavailable, there could be a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

In addition, Bite Squad’s success to date has depended largely on the skills, efforts and motivation of its founders and Co-Chief Executive Officers, Arash Allaej and Kian Salehi, and on the other members of Bite Squad’s senior management team. Since it is unlikely that most members of Bite Squad’s senior management team will remain with the post-business combination company long term, Bite Squad’s ability to attract and retain skilled individuals to replace them could adversely affect its business, financial conditions, results of operations, cash flows and prospects.

As we continue to grow, we cannot guarantee that we will continue to attract the personnel we need to maintain our competitive position. In particular, we intend to hire a significant number of engineering, customer support, driver and sales personnel in the coming year. We expect to face significant competition from other companies in hiring such personnel, particularly in larger markets to which it expands. As we mature, the incentives to attract, retain, and motivate employees provided by equity awards or by future arrangements, such as through cash bonuses, may not be as effective as in the past. Additionally, we have a number of current employees whose equity ownership in the Company gives them a substantial amount of personal wealth. As a result, it may be difficult for us to continue to retain and motivate these employees, and this wealth could affect their decisions about whether or not they continue to work for us. If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively.

We plan to continue to base a substantial amount of our operations in Lake Charles and Lafayette, Louisiana. It could become difficult to continue to attract or retain to these locations key engineering, sales and other talent required to compete with larger competitors whose operations are based in larger cities, where such talent historically may be easier to find. In addition, demographic trends favoring population growth in larger cities and away from smaller cities may make this increasingly difficult. Retaining and attracting key talent is extremely competitive in the high technology industry, particularly in the areas of mobile applications and Internet technology. If we are unable to retain or attract key talent or personnel, our operations could suffer, thereby materially harming our business.

Driver shortages and increases in driver compensation could adversely affect our profitability and ability to maintain or grow our business.

Driver shortages could require us to spend more to attract and retain employee and independent contractor drivers. We could face a challenge with attracting and retaining qualified drivers primarily due to intense market competition, which may subject us to increased payments for driver compensation and independent contractor driver rates. Also, because of the intense competition for drivers, we may face difficulty maintaining or increasing our number of employee and independent contractor drivers. Further, with respect to independent contractor drivers, shortages can result from contractual terms or company policies that make contracting with us less desirable to certain independent contractor drivers. In addition, the “on-call” or “on-demand” nature of the way that we ask independent contractor drivers to pick up shifts during busy times may result in difficulties procuring such independent contractor drivers when we need that labor most. Such a shortage could result in material harm to our business or reputation. Due to the absence of long-term contracts, independent contractors can quickly terminate their relationships with us. If we are unable to continue to attract and retain a sufficient number of employee and independent contractor drivers, we could face difficulty meeting consumer order demands or be forced to forego business that would otherwise be available to us, which could adversely affect our profitability and ability to maintain or grow our business.

Major earthquakes, hurricanes, tropical cyclones, and other instances of severe weather or other natural phenomena would cause significant losses.

Our services and operations are subject to interruption, decreases in consumer entertainment spending and damage and destruction to company property as a result of severe local weather conditions or other natural phenomena. Our headquarters are located in areas that have historically been and could, in the future, be materially and adversely affected by damage resulting from a major earthquake, tropical cyclone, significant rain event, a hurricane, or other severe weather phenomena. In addition, we rely on third parties for critical infrastructure and services. Any of these third parties could be subject to disruptions due to similar major weather events, which could adversely affect our business and financial results.

We may also suffer from weather-related or other events, such as tornadoes, hurricanes, blizzards, ice storms, floods, fires, earthquakes, widespread computer viruses, terrorist attacks, acts of war and explosions, which may disrupt fuel supplies, increase fuel costs, disrupt freight shipments or routes, affect regional economies, destroy its assets or the assets of its customers or otherwise adversely affect the business or financial condition of its customers (both restaurant and diner), any of which could adversely affect our results or make our results more volatile. In addition, third parties that provide critical technology, services and infrastructure, such as data centers, telecommunications networks and the like remain vulnerable to these types of events, all of which could disrupt critical services for us, adversely affecting our financial results and operations.

Such adverse weather occurrences could materially impact orders on the Platforms and our delivery capabilities, thus severely decreasing our revenue and increasing costs. Further, in the event of any such weather occurrence, our insurance may not be sufficient to cover the costs of repairing or replacing damaged equipment and we may suffer a significant decline in revenues if any of the restaurants on the Platforms are closed for an extended period of time or these events result in significant disruption to telecommunications systems, including the Internet or mobile phone services. Any such events could materially and adversely affect our business and the results of our operations.

Increases in food, labor, fuel and other costs could adversely affect our business.

Changes in food and supply costs are a part of our Restaurant Partners’ business. The prices of food, labor, fuel or energy could continue to increase in the near future. Our Restaurant Partners may be unable absorb higher costs without raising prices or ceasing operations. Restaurant profitability is dependent, among other things, a restaurant’s ability to anticipate and react to changes in the costs of key operating resources, including food and other raw materials, labor, energy and other supplies and services. Substantial increases in costs and expenses could impact operating results of Restaurant Partners to the extent that such increases cannot be passed along to diners using the Platforms (or otherwise). The impact of inflation on food, labor, and energy costs can significantly affect our profitability if such inflation results in fewer Restaurant Partners, diners or orders that occur on the Platforms.

Any significant increase in energy costs could adversely affect our business through higher rates and the imposition of fuel surcharges, which could affect our drivers’ costs and the amount that we must reimburse such drivers for services. Because most of the restaurants on the Platforms sell moderately priced food, we may choose not to, or be unable to, pass along commodity price increases to diners on the Platforms. Additionally, significant increases in gasoline prices could result in a decrease of deliveries or the available driver labor pool. If delivery time slows as a result, our reputation could be harmed, and the number of diners or orders could decline, harming our business.

The restaurant business is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, energy costs, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, higher costs for each of food, labor, benefits and utilities, the availability and cost of suitable sites, fluctuating insurance rates, state and local regulations and licensing requirements, legal claims, and the availability of an adequate number of qualified management and hourly employees also affect restaurant operations and administrative expenses. If our Restaurant Partners cannot adequately pass costs along to diners or otherwise finance or pay for these higher costs, they may cease operations, reduce offerings on the Platforms or otherwise demand lower commissions or delivery fees from us, thereby reducing revenue and harming our business.

We plan to continue to make acquisitions, which could require significant management attention, disrupt our business, dilute our stockholders, and seriously harm our business.

As part of our business strategy, we have made and intend to make acquisitions to add specialized employees and complementary companies, products, and technologies. Our ability to acquire and successfully integrate larger or more complex companies, products, and technologies is unproven. In the future, we may not be able to find other suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. Our competitors have large cash reserves and aggressive acquisition strategies, and we may not be able to successfully attract acquisition targets to the same degree as its competitors. Our previous and future acquisitions may not achieve our goals, and any future acquisitions we complete could be viewed negatively by diners, Restaurant Partners, drivers or investors. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company and culture, our business could be seriously harmed. Any integration process may require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or use the acquired products, technology, and personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may also incur unanticipated liabilities that we assume as a result of acquiring companies. We may have to pay cash, incur debt, or issue equity securities to pay for any acquisition, any of which could seriously harm our business. Selling equity to finance any such acquisitions would also dilute our stockholders. Incurring debt would increase our fixed obligations and could also include covenants or other restrictions that would impede our operations.

Our storage, processing and use of data, some of which contains personal information, subjects us to complex and evolving federal, state, and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm our business.

We are subject to a variety of laws and regulations in the United States and other countries that involve matters central to our business, including user privacy, sweepstakes, rewards or coupons, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, e-commerce, competition, protection of minors, consumer protection, taxation, libel, defamation, internet or data usage, and online-payment services. Both in the United States and abroad, these laws and regulations constantly evolve and remain subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. Because we store, process, and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in diner and restaurant growth, orders, retention, or engagement, any of which could seriously harm our business.

If we cannot protect our intellectual property, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We rely and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect its proprietary rights. In the United States and internationally, we have filed various applications for protection of certain aspects of our intellectual property. We do not currently hold any issued patents. In the future, we may acquire patents or patent portfolios, which could require significant cash expenditures. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce its rights. Although we have taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to ours and compete with our business.

We have registered the trademark “Waitr,” along with its stylized logo, with the U.S. Patent & Trademark Office. We have also registered the trademark “Waigo.” Waiter.com, Inc. sued Waitr in 2016 in the United States District Court for the Western District of Louisiana alleging, among other things, trademark infringement based on the use of the name “Waitr.” Although we believe that Waiter.com, Inc.’s lawsuit is baseless, there is a risk that the court could find that our use of its name infringes the rights of Waiter.com, Inc. In such event, the court could award Waiter.com, Inc. significant damages and/or order that we discontinue our use of the name “Waitr.” Any such adverse ruling or finding could substantially harm our financial results and operations. Having to use a different name could confuse Restaurant Partners and/or diners, resulting in fewer orders.

We are currently, and expect to be in the future, party to patent lawsuits and other intellectual property rights claims that are expensive and time consuming, and, if resolved adversely, could have a significant impact on our business, financial condition, or results of operations.

Companies in the Internet, technology, and mobile application industries own large numbers of patents, copyrights, trademarks, and trade secrets, and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert their rights in order to extract value from technology companies. Furthermore, from time to time we may introduce new products, including in areas where we currently do not compete, which could increase our exposure to patent and other intellectual property claims from competitors and non-practicing entities.

As a public company, we may receive letters demanding that we cease and desist using certain intellectual property. Some of these may result in litigation against us. Defending patent and other intellectual property litigation costs large amounts of money and time and can impose a significant burden on management and employees. Favorable final outcomes do not occur in all cases. In addition, plaintiffs may seek, and we may become subject to, preliminary or provisional rulings in the course of any such litigation, including potential preliminary injunctions requiring us to cease some or all of our operations. For example, a ruling in the lawsuit filed by Waiter.com, Inc. could require that we stop using its name. We may decide to settle such lawsuits and disputes on terms that are unfavorable to it. Similarly, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that may not be reversed upon appeal. The terms of such a settlement or judgment may require us to cease some or all of our operations or pay substantial amounts to the other party. In addition, we may have to seek a license to continue practices found to be in violation of a third party’s rights, which may not be available on reasonable terms, or at all, and may significantly increase our operating costs and expenses. As a result, we may also be required to develop alternative non-infringing technology, names or practices or discontinue the practices.

The development of alternative non-infringing technology, names or practices could require significant effort and expense or may not be feasible. Our business, financial condition, or results of operations could be adversely affected as a result of an unfavorable resolution of the disputes and litigation referred to above.

Our use of open source software could expose us to “copyleft” claims or otherwise subject us to business or legal risk.

We use open source software in our products. Our use of open source software in our products may require us to license innovations that are material to our business and may also expose us to increased litigation risk. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could have an adverse effect on our business and financial results.

We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. Insufficient capital can harm our operating, business and financial results.

We intend to continue to make investments to support our growth and may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to increase our marketing expenditures to improve brand awareness, develop new product and service offerings or further improve the Platforms and existing product and service offerings, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all. Volatility in the credit markets also may have an adverse effect on our ability to obtain debt financing.

If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of its common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue its business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition and prospects could be materially adversely affected.

If our employees were to unionize, our operating costs could increase and our ability to compete could be impaired.

None of our employees are currently represented under a collective bargaining agreement; however, we always face the risk that our employees will try to unionize, and if our independent contractors were ever re-classified as employees, the magnitude of this risk would increase. Further, Congress or one or more states could approve legislation and/or the National Labor Relations Board (the “NLRB”) could render decisions or implement rule changes that could significantly affect our business and our relationship with employees, including actions that could substantially liberalize the procedures for union organization. For example, in December 2014, the NLRB implemented a final rule amending the agency’s representation-case proceedings that govern the procedures for union representation. Pursuant to this amendment, union elections can now be held within 10 to 21 days after the union requests a vote, which makes it easier for unions to successfully organize all employers, in all industries. In addition, we can offer no assurance that the Department of Labor will not adopt new regulations or interpret existing regulations in a manner that would favor the agenda of unions.

Any attempt to organize by our employees could result in increased legal and other associated costs and divert management attention, and if we entered into a collective bargaining agreement, the terms could negatively affect our costs, efficiency and ability to generate acceptable returns on the affected operations. In particular, the unionization of our employees could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects because:

•	restrictive work rules could hamper our efforts to improve and sustain operating efficiency and could impair our service reputation and limit our ability to provide next-day services;

•

a strike or work stoppage could negatively impact our profitability and could damage customer and employee relationships, and some shippers may limit their use of unionized trucking companies because of the threat of strikes and other work stoppages; and

•	an election and bargaining process could divert management’s time and attention from our overall objectives and impose significant expenses.

If our independent contractor drivers fail to meet our contractual obligations or otherwise fail to perform in a manner consistent with our requirements, we may be required to utilize alternative service providers at potentially higher prices or with some degree of disruption of the services that we provide to diners. If we fail to deliver on time, if our delivery obligations are not otherwise met, or if the costs of our services increase, then our profitability and restaurant relationships could be harmed.

We currently rely upon a small portion of independent contractor drivers to perform the services for which we contract with our Restaurant Partners. Our reliance on independent contractor drivers, even if small by comparison to our use of employee drivers, creates numerous risks for our business. This increases the risk of driver shortages at critical times, such as peak order times.

The financial condition and operating costs of our independent contractor drivers are affected by conditions and events that are beyond our control and may also be beyond their control. Adverse changes in the financial condition of our independent contractor drivers or increases in their car ownership or operating costs could cause them to seek higher revenues or to cease their business relationships with us. The prices that we charge our diners could be impacted by such issues, which may in turn limit pricing flexibility with diners, resulting in fewer delivery orders and decreasing our revenues.

Independent contractor drivers typically utilize shirts and food carrier equipment bearing our trade names and trademarks. If one of our independent contractor drivers is subject to negative publicity, it could negatively reflect on us and have a material and adverse effect on our business, brand and financial performance. Under certain laws, we could also be subject to allegations of liability for the activities of our independent contractor drivers.

Independent contractor drivers are third-party service providers, as compared to company drivers who are employed by us. As independent business owners, our independent contractor drivers may make business or personal decisions that conflict with our best interests. For example, if an order is unprofitable, route distance is further than desired or personal scheduling conflicts arise, an independent contractor driver may deny orders from time to time. In these circumstances, we must be able to timely deliver food orders to maintain relationships with diners and Restaurant Partners. The unwillingness of independent contractor drivers to perform their services when and where they are needed could adversely harm our financial performance and operating results.

If our independent contractors are deemed by regulators or judicial process to be our employees, then our business and results of operations could be adversely affected.

Tax and other regulatory authorities have in the past sought to assert that independent contractors in certain types of food delivery and/or driving positions are employees of the company for which they are delivering or driving, rather than independent contractors. Taxing and other regulatory authorities and courts apply a variety of standards in their determination of independent contractor status. If our independent contractor drivers are determined to be our employees, we would incur additional exposure under federal and state tax, workers’ compensation, unemployment benefits, labor, employment, and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management.

As a public company, we need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC and the requirements of Nasdaq company. For example, we will need to:

•	institute a more comprehensive compliance function;

•	comply with rules promulgated by Nasdaq;

•	prepare and distribute periodic public reports in compliance with obligations under the federal securities laws;

•	establish new internal policies, such as those relating to insider trading; and

•	involve and retain to a greater degree outside counsel and accountants in the above activities.

Complying with statutes, regulations and requirements relating to public companies will occupy a significant amount of time of management and will significantly increase our costs and expenses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, our management may not be able to implement programs and policies to comply with such statutes, regulations and requirements in an effective and timely manner.

Changes to the Fair Labor Standards Act of 1938 and state minimum wage laws raising minimum wages or eliminating tip credit in calculating wages paid could have a material adverse effect on our profitability.

Most of our drivers are paid the local minimum wage, subject to tip credit laws. Either an increase in local minimum wage or the elimination of tip credit will increase labor costs, which could decrease profitability.

The following are risks related to the Bite Squad Merger:

•

Combining the two companies may prove to be more difficult, costly and time consuming than expected, which could cause us not to realize some or all of the anticipated benefits and synergies of the Bite Squad Merger.

•

In connection with the Bite Squad Merger, we have incurred additional debt, which could adversely affect us, including by lowering our credit ratings, increased our interest expense and decreasing our business flexibility, particularly if we are not able to realize some or all of the anticipated benefits and synergies of the Bite Squad Merger.

•	In connection with the Bite Squad Merger, we have issued additional shares of common stock of the Company to the lenders under the Credit Agreement.

•

The Bite Squad Merger will involve substantial non-recurring costs, including significant transaction costs, regulatory costs and integration costs, such as facilities, systems and employment-related costs, and we may incur unanticipated costs or unknown liabilities which may be significant. Although we expect the elimination of duplicative costs and other cost synergies from operational and functional efficiencies following the integration of the two companies to exceed integration costs over time, we may not be able to achieve this result as quickly as anticipated or at all, particularly if we are not able to realize some or all of the anticipated benefits and cost savings from the acquisition.

•

Sales of our common stock by shareholders of Bite Squad who receive shares of our common stock as part of the Bite Squad Merger consideration may result in a decline in the market price of our common stock.

•

Uncertainties associated with the Bite Squad Merger may adversely affect our and Bite Squad’s respective abilities to attract and retain management and other key employees during the integration period, which could adversely affect our and Bite Squad’s respective businesses and operations, which could cause us not to realize some or all of the anticipated benefits of the Bite Squad Merger.

•	The Bite Squad Merger may disrupt our or Bite Squad’s businesses, which may harm our respective businesses and impact our respective abilities to retain customers.

•	Uncertainties associated with the manner in which the combined company following the Bite Squad Merger will fare in the global economic environment.

•

The Bite Squad Merger and the operation of its business can lead us to incur unknown or new types of costs and liabilities, subject us to new regulatory and compliance frameworks, new market risks, involve operations in new geographies and challenging labor, regulatory and tax regimes as well as the execution and compliance costs and risks associated with such activities.

•

An anticipated benefit of the Bite Squad Merger lies in the acquisition of Bite Squad’s intellectual property rights. If we are unable to protect such intellectual property rights or if our protection efforts are unsuccessful, we may not be able to realize some or all of the anticipated benefits from the acquisition.

Risks Related to Our Securities

The market price of our common stock may be volatile and could decline.

The market price of our common stock may fluctuate significantly in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and the documents incorporated herein by reference, the factors that could affect our stock price are:

•	industry or general market conditions;

•	domestic and international political and economic factors unrelated to our performance;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in or failure to meet publicly disclosed expectations as to our future financial performance;

•	changes in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

•	action by institutional stockholders or other large stockholders, including sales of large blocks of common stock;

•	speculation in the press or investment community;

•	changes in investor perception of us and our industry;

•	changes in market valuations or earnings of similar companies;

•	announcements by us or our competitors of significant products, contracts, acquisitions or strategic partnerships;

•	changes in our capital structure, such as future sales of our common stock or other securities;

•	changes in applicable laws, rules or regulations, regulatory actions affecting us and other dynamics; and

•	additions or departures of key personnel.

In addition, if the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. Prior to the business combination, trading in our common stock was not active. Accordingly, the valuation ascribed to our common stock in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to the various factors, including those listed above.

The stock markets have experienced extreme volatility over time that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against such company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which would harm our business, operating results and financial condition.

Future sales of a substantial number of shares by existing stockholders could cause our share price to decline.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline. As of February 13, 2019, we had 65,120,307 shares of common stock outstanding. Once the registration statements registering the shares underlying our warrants and securities issued in connection with the business combination and Bite Squad Merger become effective, all such securities registered thereby, except for shares of common stock subject to transfer restrictions, will be eligible to be sold into the public market, subject to compliance with the Company’s insider trading policy for such parties that are covered thereby. Significant sales of our common stock could cause our share price decline. Similarly, significant sales of our warrants could cause our warrant price to decline.

In the future, we may issue additional shares of common stock or other equity or fixed maturity securities convertible into common stock in connection with a financing, acquisition, and litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our common stock to decline.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. We are currently covered by one or more securities analysts, but there is no guarantee such coverage will continue. If one or more of the analysts covering our common stock downgrades our common stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price or trading volume to decline.

Future offerings of debt or equity securities that rank senior to our common stock may adversely affect the market price of our common stock.

If, in the future, we decide to issue debt or equity securities that rank senior to our common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution of the percentage ownership of the holders of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their shareholdings in us.

Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, is expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.

We are required to file annual, quarterly and other reports with the SEC. We are required to prepare and timely file financial statements that comply with SEC reporting requirements. We are also subject to other reporting and corporate governance requirements under the listing standards of Nasdaq and the Sarbanes-Oxley Act of 2002, which impose significant compliance costs and obligations upon us. Being a public company requires a significant commitment of resources and management oversight which increases our operating costs. These requirements also continue to place significant demands on our finance and accounting staff, which may not have prior public company experience or experience working for a newly public company, and on our financial accounting and information systems. We have hired and in the future may hire additional accounting and financial staff with public company reporting experience and technical accounting knowledge. Other expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors’ fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we are required, among other things, to:

•	prepare and file periodic reports, and distribute other stockholder communications, in compliance with the federal securities laws and Nasdaq listing standards;

•	define and expand the roles and the duties of our Board and its committees;

•	institute more comprehensive compliance, investor relations and internal audit functions; and

•

evaluate and maintain our system of internal control over financial reporting, and report on management’s assessment thereof, in compliance with rules and regulations of the SEC and the Public Company Accounting Oversight Board.

In particular, the Sarbanes-Oxley Act of 2002 requires us to document and test the effectiveness of our internal control over financial reporting in accordance with an established internal control framework, and to report on our conclusions as to the effectiveness of our internal controls. In addition, we are required under the Exchange Act to maintain disclosure controls and procedures and internal control over financial reporting. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal control over financial reporting, investors could lose confidence in the reliability of our financial statements. This could result in a decrease in the value of our common stock. Failure to comply with the Sarbanes-Oxley Act of 2002 could potentially subject us to sanctions or investigations by the SEC, Nasdaq, or other regulatory authorities.

Anti-takeover provisions in our Charter discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

Our Charter includes a number of provisions that may discourage, delay or prevent a change in our management or control over us. For example, our Charter includes the following provisions:

•	a staggered board providing for three classes of directors, which limits the ability of a stockholder or group to gain control of our Board;

•	the ability of our Board to issue preferred stock, which could contain features that delay or prevent a change of control;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•

the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•

a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•

the requirement that the removal of directors by the stockholders be approved by the affirmative vote of holders of at least seventy-five percent (75%) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, which limits the ability of stockholders to remove directors;

•

the requirement that the adoption, amendment, alteration or repeal of the bylaws by stockholders be approved the affirmative vote of at least seventy-five percent (75%) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors and the requirement that the amendment or repeal of certain provisions of our certificate of incorporation be approved by the affirmative vote of at least seventy-five percent (75%) of the outstanding shares entitled to vote thereon, which limit the ability of stockholders to effect corporate governance changes; and

•

advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future.

Our Charter may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

The Charter designates the Court of Chancery of the State of Delaware and federal court within the State of Delaware as the exclusive forum for certain types of actions and proceedings that the Company’s stockholders may initiate, which could limit a stockholder’s ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers or employees.

Our Charter provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware and federal court within the State of Delaware will be exclusive forums for any:

•	derivative action or proceeding brought on the Company’s behalf;

•	action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees to the Company or its stockholders;

•	action asserting a claim against the Company arising pursuant to any provision of the DGCL, our Charter or our Bylaws; or

•	other action asserting a claim against the Company that is governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the provisions of the Company’s charter described above. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and its directors, officers and employees. Alternatively, if a court were to find these provisions of its charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect the Company’s business and financial condition.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we conducted due diligence on Waitr, we cannot assure you that this diligence revealed all material issues that may be present in its business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our or Waitr’s control will not later arise. As a result, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Company following the completion of the business combination or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

The recently passed comprehensive tax reform bill could adversely affect our business, financial condition and holders of our common stock.

On December 22, 2017, President Trump signed into law the final version of the tax reform bill commonly known as the “Tax Cuts and Jobs Act” (the “TCJA”), that significantly reforms the Internal Revenue Code of 1986, as amended (the “Code”). The TCJA, among other things, contains significant changes to corporate taxation, including a permanent reduction of the corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation of the deduction for net operating loss carryforwards to 80% of current year taxable income, and the modification or repeal of many business deductions and credits. We continue to examine the impact this tax reform legislation may have on our business. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the TCJA is uncertain and our business and financial condition could be adversely affected. The impact of this tax reform on holders of our common stock is also uncertain and could be adverse.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We are subject to income taxes in the United States, and our domestic tax liabilities are subject to the allocation of expenses in differing jurisdictions. Our effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; and

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

Our warrants are exercisable for our common stock and the Convertible Notes are convertible into common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

We issued public warrants to purchase 12,500,000 shares of common stock at $11.50 per whole share as part of our IPO, and we issued Luxor Warrants to the Luxor Parties to purchase an aggregate of 384,615 shares of our common stock at $13.00 per share at the Closing. In addition, the Convertible Notes are convertible into up to 4,615,386 shares of common stock. The shares of common stock issued upon exercise of our warrants or upon conversion of the Convertible Notes will result in dilution to the then existing holders of common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the business combination, trading in our common stock was not active. Accordingly, the valuation ascribed to our common stock in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including but not limited to, if the market value of our common stock held by non-affiliates exceeds $700,000,000 as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

The exchange of public warrants for common stock will increase the number of shares eligible for future resale and result in dilution to our stockholders.

Our public warrants may be exchanged for shares of common stock pursuant to an offer to exchange (the “Offer”) described in our registration statement on Form S-4 filed with the SEC on January 25, 2019, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders, although there can be no assurance that such warrant exchange will be completed or that all of the holders of the public warrants will elect to participate in the Offer. Any public warrants remaining outstanding after the exchange likely will be exercised only if the $11.50 per whole share exercise price is below the market price of our common stock. We also intend to require an exchange of all remaining outstanding public warrants assuming the approval of an amendment to the warrant agreement governing our public warrants to permit the Company to require that each public warrant outstanding upon the closing of the Offer be converted into 0.162 shares of common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (the “Warrant Amendment”). To the extent such public warrants are exchanged following the approval of the Warrant Amendment or exercised, additional shares of common stock will be issued. These issuances of common stock will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our third amended and restated certificate of incorporation (our “Charter”) and second amended and restated bylaws (“Bylaws”) in their entirety for a complete description of the rights and preferences of our securities, copies of which have been filed with the SEC. These documents are also incorporated by reference into the registration statement of which this prospectus forms a part.

Authorized and Outstanding Stock

Our Charter authorizes the issuance of 250,000,000 shares of capital stock, consisting of (i) 249,000,000 shares of common stock, par value $0.0001 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. As of February 13, 2019, there were 65,120,307 shares of common stock outstanding, held of record by approximately 486 holders, no shares of preferred stock outstanding, 25,000,000 public warrants outstanding held of record by approximately one holder and four Luxor Warrants held by four holders, and four Convertible Notes held by four holders. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

We have not paid any cash dividends on our common stock to date. Holders of common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of our common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our Board is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) generally serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that directions will be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of our common stock.

Preferred Stock

Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Public Warrants

Each public warrant entitles the registered holder to purchase one-half of one share of our common stock at a price of $5.75 per one-half share, subject to adjustment as discussed below. Public warrants must be exercised for a whole share of common stock. For example, if a warrant holder holds two public warrants, such warrants will be exercisable for one share of common stock. The public warrants will expire November 15, 2023 after the date on which they first became exercisable, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the public warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No public warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a public warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the Closing, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the public warrants. A registration statement for the registration of the shares of common stock issuable upon exercise of the public warrants was initially filed on December 7, 2018 and was declared on effective on February 14, 2019. We will use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under the blue sky laws of the state of residence in those states in which the public warrants were initially offered by us in our IPO.

Once the warrants become exercisable, we may call the public warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported closing price of our common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the public warrants become redeemable by us, we may exercise our redemption right even if the issuance of shares of common stock upon exercise of the public warrants is not exempt from registration or qualification under applicable state blue sky laws and we are unable to effect such registration or qualification, subject to our obligation in such case to use our best efforts to register or qualify the shares of common stock under the blue sky laws of the state of residence in those states in which the public warrants were initially offered by us in our IPO.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of our common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price (for whole shares) after the redemption notice is issued.

If we call the public warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our public warrants. If our management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the public warrants.

A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the public warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each public warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a public warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the public warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of our common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants.

The public warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which was filed as an exhibit to the registration statement relating to our IPO, for a complete description of the terms and conditions applicable to the public warrants. The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their public warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Public warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder. As a result, warrant holders not purchasing an even number of public warrants must sell any odd number of public warrants in order to obtain full value from the fractional interests that will not be issued.

Luxor Warrants

In connection with the Debt Facility, we issued four Luxor Warrants to the lenders under the Debt Facility, exercisable for 384,615 shares of common stock. The Luxor Warrants became exercisable after the consummation of the business combination and (i) will expire four (4) years from the Closing Date, (ii) have an exercise price of $13.00 per share, and (iii) include customary anti-dilution protection, including broad-based weighted average adjustments for issuances of additional shares. Holders of the Luxor Warrants have customary registration rights with respect to the shares underlying the Luxor Warrants. In addition, the Company is required to repay the Debt Facility in full in the event that either (i) the registration statement for the resale of the shares of our common stock underlying the Convertible Notes and Luxor Warrants has not been filed by December 15, 2018, or (ii) such registration statement is not effective within 180 days after the Closing Date. Such repayment shall be payable within nine months after the Debt Facility becomes due. We initially filed a registration statement for the resale of the shares of our common stock underlying the Convertible Notes and Luxor Warrants on December 7, 2018, and such registration statement was declared effective on February 14, 2019.

Convertible Notes

On November 15, 2018, in connection with the business combination, we entered into the Convertible Notes Agreement, pursuant to which we issued unsecured convertible promissory notes to the Luxor Parties in the aggregate principal amount of $60,000,000. The Convertible Notes bear interest at 1.0% per annum, paid quarterly in cash, and will mature four years from the date of the Closing, unless earlier converted at the election of the holder. Upon maturity, the outstanding Convertible Notes (and any accrued but unpaid interest) will be repaid in cash or converted into shares of common stock, at the holder’s election.

At any time at the holder’s election, each Convertible Note may be converted in whole or in part into shares of common stock at a rate of $13.00 per share (subject to a 9.9% conversion cap). The Convertible Notes include customary anti-dilution protection, including broad-based weighted average adjustments for issuances of additional shares, and the shares issuable upon their conversion have certain registration rights.

We may only prepay the Convertible Notes with the consent of the holders of at least a majority-in-interest of the outstanding Convertible Notes.

Our payment obligations on the Convertible Notes are not guaranteed. The Convertible Notes Agreement contains negative covenants, affirmative covenants, representations and warranties and events of default that are substantially similar to those that are set forth in the Credit Agreement and applicable to Merger Sub (except those that relate to collateral and related security interests, which are not contained in the Convertible Notes Agreement or otherwise applicable to the Convertible Notes).

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our public warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, our Charter and our Bylaws

We are currently subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Charter provides that our Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings. The affirmative vote of holders of at least seventy-five percent (75%) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors is required to remove a director.

In addition, our Charter does not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances. Our advance notice provisions require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

Our Charter also requires the approval by affirmative vote of the holders of at least seventy-five percent (75%) of our common stock for stockholders to make any amendment to key provisions of our Charter or Bylaws. Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply so long as our common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Authorized shares may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While the Company was formed as a shell company, upon the consummation of the business combination, the Company ceased to be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

We have agreed, as soon as practicable, but in no event later than 15 business days after the Closing, to use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the public warrants. A registration statement for the registration of the shares of common stock issuable upon exercise of the public warrants was initially filed on December 7, 2018 and was declared effective on February 14, 2019. We will use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under the blue sky laws of the state of residence in those states in which the public warrants were initially offered by us in our IPO.

On November 15, 2018, in connection with the business combination, we entered into that certain amended and restated registration rights agreement, dated as of November 15, 2018 (the “A&R Registration Rights Agreement”), with the Sponsors and the investors named on the signature pages thereto (collectively, the “Waitr Investors”) that amends and restates that certain registration rights agreement, dated May 25, 2016, by and among Landcadia and certain of its initial investors. The A&R Registration Rights Agreement provides certain registration rights to the Waitr Investors and provides that we will, not later than 120 days after the Closing, file a registration statement covering (i) the shares of common stock issued at the Closing upon conversion of the outstanding shares of Class F common stock, and (ii) our shares issued to Waitr securityholders at the Closing. Subject to certain exceptions, we will bear all Registration Expenses (as defined in the A&R Registration Rights Agreement).

On November 15, 2018, in connection with the business combination, we also entered into that certain registration rights agreement, dated as of November 15, 2018 (the “Luxor Registration Rights Agreement”), with the Luxor Parties. The Luxor Registration Rights Agreement provides certain registration rights to the Luxor Parties and provides that we will, not later than December 15, 2018, file a registration statement covering (i) the Luxor Warrants and the shares of common stock issuable upon conversion of the Luxor Warrants and (ii) the shares of common stock issuable upon conversion of the Convertible Notes. On December 7, 2019, we filed a registration statement for the resale of the shares of our common stock underlying the Convertible Notes and Luxor Warrants. Such registration statement was declared effective on February 14, 2019. Subject to certain exceptions, we will bear all Registration Expenses (as defined in the Luxor Registration Rights Agreement). We also entered into a letter agreement on November 15, 2018 with the Luxor Parties providing that lenders under the Convertible Notes Agreement holding Term Loan Exposure (as defined in the Convertible Notes Agreement) representing more than 50% of the aggregate Term Loan Exposure of all lenders may require us to (i) exchange all or any portion of their Notes for new convertible notes of the Company issued pursuant to an indenture that complies with the Trust Indenture Act of 1939, as amended, and (ii) register the resale of such new notes.

On January 17, 2019, in connection with the closing (the “Bite Squad Closing”) of the Bite Squad Merger, the Company entered into a registration rights agreement (the “Bite Squad Registration Rights Agreement”) with the investors named on the signature pages thereto (collectively, the “Bite Squad Investors”). The Registration Rights Agreement provides certain registration rights to the Bite Squad Investors and provides that the Company will, not later than 30 days after the Bite Squad Closing, file a registration statement covering the shares of common stock issued to former securityholders of Bite Squad at the Bite Squad Closing. Subject to certain exceptions, the Company will bear all Registration Expenses (as defined in the Bite Squad Registration Rights Agreement).

Listing of Securities

Our common stock is listed on Nasdaq under the symbol “WTRH,” and our public warrants are quoted on OTC Pink under the symbol “WTRHW.”

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares by the selling stockholders. We will not receive any proceeds from the resale of the shares by the selling stockholders.

The table below sets forth, as of February 13, 2019, (i) the name of each person who is offering the resale of shares by this prospectus and their position with us; (ii) the number of shares (and the percentage, if 1% or more) of common stock beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by each person; (iii) the number of shares that each selling stockholder may offer for sale from time to time pursuant to this prospectus, whether or not such selling stockholder has a present intention to do so; and (iv) the number of shares (and the percentage, if 1% or more) of common stock each person will own after the offering, assuming they sell all of the shares offered. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Unless otherwise indicated, the address for each selling stockholder listed in the table below is c/o Waitr Holdings Inc., 844 Ryan Street, Suite 300, Lake Charles, Louisiana 70601.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of February 13, 2019, and we have not independently verified this information. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

Selling Stockholder	Position	Shares of Common Stock Beneficially Owned Prior to this Offering (1)	Percentage of Common Stock Beneficially Owned Before Resale (1)	Shares of Common Stock Offered for Resale in this Offering(2)	Shares of Common Stock Beneficially Owned After this Offering (3)	Percentage of Common Stock Beneficially Owned After Resale (1)
Christopher Meaux(3)	Chief Executive Officer and Chairman	4,812,044	7.4%	250,000	4,562,044	7.0%
Steven L. Scheinthal	Director and Consultant	150,000	*	150,000	—	—
Richard H. Liem	Consultant	150,000	*	150,000	—	—
Michael Chadwick	Former Director	10,000	*	10,000	—	—
Mark Kelly	Former Director	10,000	*	10,000	—	—
G. Michael Stevens	Former Director	10,000	*	10,000	—	—
Jill Castille	Former Employee	18	*	18	—	—

*	Represents beneficial ownership of less than 1%.
(1)

The percentage of beneficial ownership is calculated based on 65,120,307 shares of common stock outstanding as of February 13, 2019. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)

Assumes all of the shares of common stock being offered are sold in the offering, that shares of common stock beneficially owned by such selling stockholder but not being offered pursuant to this prospectus (if any) are not sold, and that no additional shares are purchased or otherwise acquired other than pursuant to the options relating to the shares being offered.

(3)

Interests shown include 3,843,708 shares held by Meaux Enterprises, LLC (“Meaux LLC”). Mr. Meaux has voting and dispositive control over the shares held by Meaux LLC. Any shares issued to Mr. Meaux personally in connection with the Merger Agreement are expected to be transferred as soon as practicable following Closing to Meaux LLC, and all holdings by Meaux LLC and Mr. Meaux have been consolidated for purposes of this table.

PLAN OF DISTRIBUTION

The shares of common stock covered by this reoffer prospectus are being registered by the Company for the account of the selling stockholders. The shares of common stock offered may be sold from time to time directly by or on behalf of each selling stockholder in one or more transactions on The Nasdaq Global Select Market or any other stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The selling stockholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.

In connection with their sales, a selling stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. We are bearing all costs relating to the registration of the shares of common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the shares will be borne by the selling stockholders or other party selling such shares. Sales of the shares must be made by the selling stockholders in compliance with all applicable state and federal securities laws and regulations, including the Securities Act. In addition to any shares sold hereunder, selling stockholders may sell shares of common stock in compliance with Rule 144. There is no assurance that the selling stockholders will sell all or a portion of the common stock offered hereby. The selling stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act. We have notified the selling stockholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon for us by Winston & Strawn LLP, New York, New York.

EXPERTS

The financial statements of Landcadia as of December 31, 2017 and 2016, and for the years ended December 31, 2017, 2016 and 2015 have been incorporated by reference herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, in reliance upon such report given on the authority of such firm as expert in accounting and auditing.

The consolidated financial statements of Waitr Incorporated as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, incorporated by reference herein have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report which is incorporated here by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Bite Squad as of December 31, 2017 and 2016, and for the years ended December 31, 2017 and 2016 incorporated by reference in this Registration Statement on Form S-8 have been audited by RSM US LLP, independent auditor, in reliance upon such report given on the authority of such firm as expert in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus is part of a registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC (File No. 001-37788); provided, however, that, except as noted below, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. These documents contain important information about us and our financial condition.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 12, 2018;

•

our Quarterly Reports on Form 10-Q, for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the SEC on May 10, 2018, August 9, 2018 and November 6, 2018, respectively;

•

our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 10, 2018, May 17, 2018, May 31, 2018, June 1, 2018, August 23, 2018, October 3, 2018, November 1, 2018, November 16, 2018, November 21, 2018, December 7, 2018, December 12, 2018, December 19, 2018, January 18, 2019, January 25, 2019 (including Item 7.01 thereof and Exhibit 99.4 thereto) and February 11, 2019;

•

our Definitive Proxy Statement on Schedule 14A with respect to the business combination filed with the SEC on November 1, 2018 (other than those portions of such Proxy Statement not deemed to be “filed” with the SEC); and

•

the description of our shares of common stock and warrants contained in our Registration Statement on Form 8-A, as filed with the SEC on May 24, 2016 and amended on November 19, 2018, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, prior to the filing of a post-effective amendment to the registration statement of which this prospectus forms a part that indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents.

For purposes of this prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:

Waitr Holdings Inc.

844 Ryan Street, Suite 300

Lake Charles, Louisiana 70601

1-800-661-9036

WAITR HOLDINGS INC.

REOFFER PROSPECTUS

580,018 SHARES OF COMMON STOCK

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by us with the U.S. Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 12, 2018;

•

our Quarterly Reports on Form 10-Q, for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the SEC on May 10, 2018, August 9, 2018 and November 6, 2018, respectively;

•

our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 10, 2018, May 17, 2018, May 31, 2018, June 1, 2018, August 23, 2018, October 3, 2018, November 1, 2018, November 16, 2018, November 21, 2018, December 7, 2018, December 12, 2018, December 19, 2018, January 18, 2019, January 25, 2019 (including Item 7.01 thereof and Exhibit 99.4 thereto) and February 11, 2019;

•

our Definitive Proxy Statement on Schedule 14A with respect to the business combination filed with the SEC on November 1, 2018 (other than those portions of such Proxy Statement not deemed to be “filed” with the SEC); and

•

the description of our shares of common stock and warrants contained in our Registration Statement on Form 8-A, as filed with the SEC on May 24, 2016 and amended on November 19, 2018, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant expects to enter into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.

The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Title

4.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Form 8-A/A (File No. 001-37788) filed by the Registrant on November 19, 2018).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Form 8-A/A (File No. 001-37788) filed by the Company on November 19, 2018).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Form 8-A/A (File No. 001-37788) filed by the Registrant on November 19, 2018).

4.4	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 of the Form 8-A/A (File No. 001-37788) filed by the Registrant on November 19, 2018).

4.5	Warrant Agreement, dated May 25, 2016, between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.4 of the Current Report on Form 8-K (File No. 001-37788) filed by the Registrant on June 1, 2016).

4.6	Form of Warrant (incorporated by reference to Exhibit 4.3 of the Form 8-A/A (File No. 001-37788) filed by the Registrant on November 19, 2018).

5.1*	Opinion of Winston & Strawn LLP.

10.1	Waitr Holdings Inc. 2018 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.21 of the Current Report on Form 8-K (File No. 001-37788) filed by the Registrant on November 21, 2018).

23.1*	Consent of Marcum LLP.

23.2*	Consent of Moss Adams LLP.

23.3*	Consent of RSM US LLP.

23.4*	Consent of Winston & Strawn LLP (included in Exhibit 5.1 to the Registration Statement).

24.1*	Powers of Attorney (included on the signature page of the Registration Statement).

99.1*	Form of Stock Option Award Agreement.

99.2*	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors (Initial Award).

99.3*	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors (Annual Award).

*	Filed herewith.

Item 9. Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Charles, State of Louisiana, on February 14, 2019.

WAITR HOLDINGS INC.

By:	/s/ Christopher Meaux
Name: Christopher Meaux
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher Meaux and Damon Schramm, or each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Capacity in Which Signed	Date

/s/ Christopher Meaux Christopher Meaux	Chief Executive Officer and Chairman (Principal Executive Officer)	February 14, 2019

/s/ David Pringle David Pringle	Chief Financial Officer (Principal Financial Officer)	February 14, 2019

/s/ Karl Meche Karl Meche	Chief Accounting Officer (Principal Accounting Officer)	February 14, 2019

/s/ Tilman J. Fertitta Tilman J. Fertitta	Director	February 14, 2019

/s/ Scott Fletcher Scott Fletcher	Director	February 14, 2019

/s/ Jonathan Green Jonathan Green	Director	February 14, 2019

/s/ Joseph LeBlanc Joseph LeBlanc	Director	February 14, 2019

/s/ Kian Salehi-Moshaei Kian Salehi-Moshaei	Director	February 14, 2019

/s/ Steven L. Scheinthal Steven L. Scheinthal	Director	February 14, 2019

/s/ William Gray Stream William Gray Stream	Director	February 14, 2019